EXHIBIT 99.1

Home BancShares, Inc. and Centennial Bank Announce Key Management Changes

CONWAY, Ark., July 8, 2015 (GLOBE NEWSWIRE) -- Home BancShares, Inc. (NASDAQ:HOMB) ("Home" or "the Company"), and its wholly-owned subsidiary, Centennial Bank ("Centennial"), today announced the election of Brian S. Davis as Chief Financial Officer, Treasurer and Director of Home and Centennial by each respective board of directors, effective July 8, 2015, succeeding Randy E. Mayor, who is retiring from banking after more than sixteen years with the Company. Mr. Mayor is also retiring from his positions as a Director of both Home and Centennial Boards of Directors. Mr. Davis previously served as Chief Accounting Officer and Investor Relations Officer for the Company.

 "I want to thank Randy for his many years of dedicated service to the Company," said John Allison, Chairman.  "We are very grateful for his numerous contributions to the Company's success, his stewardship of our finance department, and his positive influences on our Company culture and employees. I wish him the best of luck in retirement as he focuses his energy on pursuing his non-banking interests and spending time with his family."

Mr. Allison adds, "Brian has been with the Company for eleven years, and has been an integral part of our management team during the majority of our transformative events, including the Company's initial public offering in 2006, the Company's charter consolidation and seventeen of our eighteen acquisitions.  This promotion is well deserved, and I look forward to working further with Brian as we execute our strategy to drive shareholder value."

"Randy has been an integral part of the growth and success of the Company. Those of us who have had the privilege of working with Randy have great respect for his business insight, his integrity and his dedication during his seventeen years of service to the Company," said Tracy French, President and Chief Executive Officer of Centennial Bank. "Brian's well-established experience with the Company makes him a natural fit to lead our Finance group. He will continue to be a valuable asset to our Company in strategically growing and expanding our banking footprint."

 "It is an honor and privilege for me to succeed Randy as CFO and I congratulate him on his outstanding career at Home," said Brian Davis, Chief Financial Officer. "Randy and I have worked closely together since I joined the Company in 2004, which will make for a smooth transition. Randy has built a topnotch Finance group, and I am well-positioned to carry on the Company's strong discipline around costs in order to meet our goal of increasing shareholder value."

Additionally, the Company announced Jennifer C. Floyd will succeed Mr. Davis as the Chief Accounting Officer and Investor Relations Officer of Home. Ms. Floyd was also elected to the position of Chief Accounting Officer of Centennial. Ms. Floyd recently joined the Company after a seventeen year career with Deloitte & Touche, LLP ("Deloitte"). While at Deloitte, Ms. Floyd served public and private financial institutions, as well as other financial service companies, as a Senior Manager in the audit practice.  She is a graduate of Harding University where she received her Bachelors of Business Administration in Accounting and Marketing. Ms. Floyd is a Certified Public Accountant and member of the American Institute of Certified Public Accountants.

Brian Davis, Chief Financial Officer, added, "We are thrilled to have someone of Ms. Floyd's caliber join the Home team. Her extensive audit experience in the banking industry as well as her leadership roles within the Deloitte organization make her particularly well-equipped to continue Home's demonstrated commitment to transparency and accuracy in financial reporting."

General

Home BancShares, Inc. is a bank holding company, headquartered in Conway, Arkansas. Our wholly-owned subsidiary, Centennial Bank, provides a broad range of commercial and retail banking plus related financial services to businesses, real estate developers, investors, individuals and municipalities. Centennial Bank has locations in Arkansas, Florida, South Alabama and has opened a loan production office in New York City. The Company's common stock is traded through the NASDAQ Global Select Market under the symbol "HOMB."

This release contains forward-looking statements regarding the Company's plans, expectations, goals and outlook for the future. Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements of this type speak only as of the date of this news release. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, economic conditions, credit quality, interest rates, loan demand, the ability to successfully integrate new acquisitions and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Additional information on factors that might affect Home BancShares, Inc.'s financial results is included in its Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission (the "SEC") on February 27, 2015, and in its Registration Statement on Form S-4 filed with the SEC on July 2, 2015.

CONTACT: Home BancShares, Inc.
         Jennifer C. Floyd
         Chief Accounting Officer &
         Investor Relations Officer
         (501) 339-2929

         Centennial Bank
         Tracy M. French
         Chief Executive Officer
         (501) 941-4278